Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Continucare Corporation for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated September 12, 2006, with respect to the consolidated financial statements of Continucare Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Certified Public Accountants
Fort Lauderdale, Florida
December 11, 2006